UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 29, 2015

(Date of earliest event reported)

Corvus Gold Inc.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation)	333-197099 (Commission File Number)	98-0668473 (IRS Employer Identification No.)

Suite 2300, 1177 W. Hastings St. Vancouver, British Columbia Canada (Address of principal executive offices)	N/A (Zip Code)

Registrant’s telephone number, including area code:   (604) 638-3246

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 29, 2015, pursuant to the events described in Item 5.02 hereof, Corvus Gold Inc. (the “Company”) entered into a separation agreement with Mr. Russell Myers. The terms of the separation agreement are set forth in Item 5.02, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consolidation of Offices of President and Chief Executive Officer

On June 29, 2015, the Company consolidated its offices of President and Chief Executive Officer as part of its ongoing cost saving measures. As a result of the consolidation, Mr. Russell Myers will cease to be President of the Company, and Mr. Jeff Pontius, the Company’s current Chief Executive Officer, will become President of the Company, effective June 30, 2015.

Mr. Pontius has been, since August, 2010, the Chief Executive Officer of the Company and a Director. He has over 30 years of geological experience and possesses a distinguished track record of successful discovery that includes three precious metal deposits. Significantly, during 1989-1996, as Exploration Manager of Pikes Peak Mining Company (a subsidiary of NERCO Mineral Co. and Independence Mining Company), he managed the large district scale exploration program resulting in the discovery of the Cresson Deposit at Cripple Creek, Colorado. He spent 1999 to 2006 at AngloGold Ashanti (USA) Exploration Inc., starting as Senior US Exploration Manager, and became North American Exploration Manager and also a director of Anglo American (USA) Exploration Inc. He left AngloGold Ashanti to become the President and Chief Executive Officer of ITH in August, 2006 and continue the exploration programs he started at AngloGold. Mr. Pontius served as CEO of ITH until May, 2011, when he became a director (until June, 2013). He is also a director of Redstar Gold Corp., a public natural resource exploration company listed on the TSXV, since 2011.

Mr. Pontius is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers.  In the last fiscal year, the Company has not engaged in any transaction in which Mr. Pontius or a person related to Mr. Pontius had a direct or indirect material interest, outside of Mr. Pontius’ continued employment as Chairman and Chief Executive Officer to the Company.  To the Company’s knowledge, there is no arrangement or understanding between any of its officers and directors and Mr. Pontius pursuant to which Mr. Pontius was selected to serve as a President.

Mr. Pontius will not receive any additional compensation for his new role as President of the Company beyond that compensation which he already receives as Chairman and Chief Executive Officer to the Company as previously disclosed by the Company.

Separation Agreement with Mr. Russell Myers

In connection with the consolidation of the offices of President and Chief Executive Officer, the Company and Mr. Russell Myers entered into a separation agreement, dated effective June 29, 2015 (the “Separation Agreement”). Under the terms of the Separation Agreement, the Company has agreed that Mr. Myers employment with the Company will terminate on July 31, 2015, and in relation thereto, the Company grants to Mr. Myers the following separation benefits: (a) the Company shall pay Mr. Myers a lump sum severance payment in the amount of $150,000, less taxes and other deductions or withholdings, including any amounts owed by Mr. Myers to the Company, pursuant to the Company’s normal payroll practices; and (b) provided Mr. Myers timely elects COBRA coverage, the Company shall pay to the health insurance carrier, 100% of Mr. Myers premium until December 31, 2015.

In exchange for the above listed severance benefits, Mr. Myers has agreed to release any and all claims, as defined and subject to the limitations set forth in the Separation Agreement, against the Company related to Mr. Myers employment with and discharge by the Company. The Separation Agreement also contains provisions regarding Mr. Myers’ continuing confidentiality, non-competition and non-solicitation obligations under the terms of his employment agreement dated June 1, 2011. The Separation Agreement is subject to revocation by Mr. Myers for a period of 7 days following its effective date.

Item 7.01. Regulation FD Disclosure.

On June 29, 2015, the Company issued a press release regarding the consolidation of its offices of President and Chief Executive Officer as part of its ongoing cost savings measures. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Exhibits.

Exhibit	Description
99.1*	Press Release, dated June 29, 2015

* The foregoing exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVUS GOLD INC.

DATE: July 2, 2015	By:	/s/ Jeffrey A. Pontius
Jeffrey A. Pontius Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1*	Press Release, dated June 29, 2015

* The foregoing exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.